EXHIBIT 99.1

For Immediate Release
For Further Information, Contact:
Brian Arsenault, SVP, Corporate Communications
207 761-8517

Banknorth to Acquire Foxborough Savings Bank

Portland, Maine, November 25, 2003 – Banknorth Group, Inc. (NYSE: BNK) announced today that it has reached a definitive agreement to purchase Foxborough Savings Bank (OTC: FOXS.PK) for $89.6 million in a cash transaction. Banknorth, headquartered in Portland, Maine, is a $25.7 billion bank holding and financial services company with extensive banking operations throughout New England. Foxborough Savings, headquartered in Foxborough, Massachusetts, has $249 million in assets and offices in four Massachusetts communities: Foxborough, North Attleborough, Walpole and Wrentham.

“The acquisition of Foxborough is significant because it represents our first presence in the Massachusetts market south of Boston,” said William J. Ryan, Banknorth Chairman, President and Chief Executive Officer. “At a time of significant changes in the Massachusetts banking market, we are pleased to enter this region with the purchase of a first rate community bank.”

Banknorth Group, through its banking subsidiary Banknorth, N.A., currently operates 118 full service banking offices in Massachusetts, primarily in the North Shore, Metro-West region, and in the Greater Worcester and Springfield markets.

“We are pleased to affiliate with Banknorth with its own tradition of New England community banking,” said Richard E. Stevens, Foxborough Savings President and Chief Executive Officer. “Our customers can look forward to expanded products and services and our employees will, in many cases, enjoy enhanced career opportunities. Banknorth is as equally committed to the communities it serves as Foxborough Savings.”

The terms of the agreement call for outstanding shares of Foxborough Savings common stock to be converted into the right to receive $100 per share. At September 30, 2003, total deposits at Foxborough Savings were $212 million.

Banknorth anticipates cost savings of 35%. While accretive, the transaction is not expected to materially affect Banknorth earnings in 2004. It is anticipated that the transaction will close in the second quarter of 2004.

The directors of both Banknorth and Foxborough Savings have approved the definitive agreement. The transaction is subject to all required regulatory approvals, the approval by shareholders of Foxborough Savings and other customary conditions. Operational acquisition will follow soon after final approval of the transaction. Fox-Pitt, Kelton advised Foxborough Savings in the transaction.

Banknorth Group, headquartered in Portland, Maine, is one of the country’s 35 largest commercial banking companies with $25.7 billion in assets. The Company’s banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen Bank); and Vermont (Banknorth Vermont). The Company and Banknorth, N.A. also operate subsidiaries and divisions in insurance, money management, merchant services, mortgage banking, government banking and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The Company’s website is at www.banknorth.com.

This press release contains forward-looking statements with respect to the financial condition, results of operations and business of Banknorth upon consummation of acquisition of Foxborough Savings, including statements relating to: (a) the estimated cost savings and accretion to reported earnings that may be realized from the acquisition and (b) the merger charges expected to be incurred in connection with the acquisition. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Banknorth and Foxborough Savings are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met.